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                                                                    EXHIBIT 23.1


                       Independent Accountants' Consent


The Board of Directors
AirGate PCS, Inc.:

We consent to the use of our report dated April 28, 1999, except for note 12(g), which is as of July 9, 1999, related to the consolidated financial statements of AirGate PCS, Inc. and subsidiaries and predecessors included herein, and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in this Registration Statement and the related prospectuses.

Our report dated April 28, 1999, except for note 12(g), which is as of July 9, 1999, contains an explanatory paragraph that states the Company has incurred recurring losses from operations and has a working capital and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                       /s/ KPMG LLP
                                                       --------------
                                                           KPMG LLP

July 9, 1999
Atlanta, Georgia